Exhibit 5.1

November 14, 2007

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

Re:	Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”) of the offer and sale from time to time of (i) $287,500,000 aggregate principal amount of its 3.00% Contingent Convertible Senior Notes due 2027 (the “Notes”) issued under that certain Indenture dated as of July 5, 2007 (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and (ii) shares (the “Shares”) of the Company’s common stock, $1.00 par value per share (the “Shares”), that may be issued upon conversion of the Notes pursuant to the Indenture, in each case, as contemplated by that certain Registration Rights Agreement, dated as of July 5, 2007 (the “Registration Rights Agreement”), by and among the Company and the initial purchaser named therein. The Notes and the Shares are to be offered and sold by certain securityholders of the Company.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.

In rendering the opinions expressed below, we express no opinion other than as to the laws of The Commonwealth of Massachusetts and the laws of the State of New York.

Based on the foregoing, we are of the opinion that (i) the Notes constitute a valid and binding obligation of the Company; and (ii) with respect to the Shares, based on the number of shares of common stock of the Company outstanding on the date hereof, if and when the Shares are so issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP GOODWIN PROCTER LLP